ATTACHMENT FOR CURRENT FILING OF N-SAR
                                  SUB-ITEM 77I


The following new portfolios were added:

1.   Emerging Markets Value Fund
2.   Income Fund
3.   Mid Cap Intersection Fund
4.   Mutual Shares Fund

The new portfolios are described below.



EMERGING MARKETS VALUE FUND

Subadviser: Dimensional Fund Advisors

Investment Objective:     To seek long-term capital appreciation.

Investment                Strategies: Under normal
                          circumstances, the Fund will invest
                          at least 80% of its net assets
                          (plus any borrowings for investment
                          purposes) in companies associated
                          with emerging markets designated
                          from time to time by the Investment
                          Committee of the subadviser.

The Fund seeks long-term capital growth through investment primarily in emerging market equity securities. The Fund seeks to achieve its investment objective by investing in companies associated with emerging markets designated by the Investment Committee of the subadviser ("Approved Markets") from time to time. The Fund invests its assets primarily in Approved Market equity securities listed on bona fide securities exchanges or actively traded on over-the-counter markets. (See below for a definition of Approved Market securities.) These exchanges may be either within or outside the issuer's domicile country. The securities may be listed or traded in the form of EDRs, GDRs, ADRs, NVDRs or other types of depositary receipts.

The Fund seeks to achieve its objective by purchasing emerging market equity securities that are deemed by the subadviser to be value stocks at the time of purchase. Securities are considered value stocks primarily because they have a high book value in relation to their market value. In assessing value, the subadviser may consider additional factors, such as price to cash flow or price to earnings ratios, as well as economic conditions and developments in the issuer's industry. The criteria the subadviser uses for assessing value are subject to change from time to time.

The Fund's policy is to seek to achieve its investment objective by purchasing emerging market equity securities across all market capitalizations, and specifically those which are deemed by the subadviser to be value stocks at the time of purchase, as described in the paragraph above. The Fund may not invest in certain eligible companies or Approved Markets described above or achieve approximate market weights because of constraints imposed within Approved Markets, restrictions on purchases by foreigners and the Fund's policy to invest no more than 25% of its total assets in any one industry.

In determining what countries are eligible markets for the Fund, the subadviser may consider various factors, including without limitation, the data, analysis and classification of countries published or disseminated by the World Bank, the International Finance Corporation, FTSE International, Morgan Stanley Capital International, Citigroup and the Heritage Foundation. Approved emerging markets may not include all emerging markets classified by such entities. In determining whether to approve markets for investment, the subadviser takes into account, among other things, market liquidity, relative availability of investor information, government regulation, including fiscal and foreign exchange repatriation rules and the availability of other access to these markets for the Fund and other affiliated funds.

The Fund may use derivatives, such as futures contracts and options on futures contracts, to gain market exposure on uninvested cash pending investment in securities or to maintain liquidity to pay redemptions. The Fund may enter into

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futures contracts and options on futures contracts for Approved Market or other equity market securities and indices, including those of the United States.

The Fund's policy of seeking broad market diversification means the subadviser will not utilize "fundamental" securities research techniques in identifying securities selections. The decision to include or exclude the shares of an issuer will be made primarily on the basis of such issuer's relative market capitalization determined by reference to other companies located in the same country. Company size is measured in terms of reference to other companies located in the same country and in terms of local currencies in order to eliminate the effect of variations in currency exchange rates.

Changes in the composition and relative ranking (in terms of book to market ratio) of the stocks which are eligible for purchase by the Fund take place with every trade when the securities markets are open for trading due primarily to price fluctuations of such securities. On a periodic basis, the subadviser will prepare lists of eligible value stocks that are eligible for investment. Such lists will be revised no less than semi-annually.

The Fund does not seek current income as an investment objective, and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the Fund do pay dividends. It is anticipated, therefore, that the Fund will receive dividend income.

Approved Markets
As of the date of this Prospectus, the Fund is authorized to invest in the countries listed below. The subadviser will determine in its discretion when and whether to invest in countries that have been authorized, depending on a number of factors, such as asset growth in the Fund and characteristics of each country's markets. The Investment Committee of the subadviser also may authorize other countries for investment in the future, in addition to the countries listed below. Also, the Fund may continue to hold investments in countries that are not currently authorized for investment, but had been authorized for investment in the past.

Brazil                            Israel                         South Korea
Chile                             Malaysia                       Taiwan
Czech Republic                    Mexico                         Thailand
Hungary                           Philippines                    Turkey
India                             Poland
Indonesia                         South Africa

Approved Market Securities
"Approved Market securities" are defined as securities that are associated with an Approved Market, and include, among others: (a) securities of companies that are organized under the laws of, or maintain their principal place of business in, an Approved Market; (b) securities for which the principal trading market is in an Approved Market; (c) securities issued or guaranteed by the government of an Approved Market country, its agencies or instrumentalities, or the central bank of such country; (d) securities denominated in an Approved Market currency issued by companies to finance operations in Approved Markets; (e) securities of companies that derive at least 50% of their revenues or profits from goods produced or sold, investments made or services performed in Approved Markets or have at least 50% of their assets in Approved Markets; (f) Approved Market equity securities in the form of depositary shares; (g) securities of pooled investment vehicles that invest primarily in Approved Markets securities or derivative instruments that derive their value from Approved Market securities; or (h) securities included in the Fund's benchmark index. Securities of Approved Markets may include securities of companies that have characteristics and business relationships common to companies in other countries. As a result, the value of the securities of such companies may reflect economic and market forces in such other countries as well as in the Approved Markets. The subadviser, however, will select only those companies which, in its view, have sufficiently strong exposure to economic and market forces in Approved Markets. For example, the subadviser may invest in companies organized and located in the United States or other countries outside of Approved Markets, including companies having their entire production facilities outside of Approved Markets, when such companies meet the definition of Approved Market securities.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk
-ETFs Risk
-Foreign Securities Risk
-Investment Company Securities Risk
-Issuer Risk
-Small and Medium Size Companies Risk

Past Performance
Past performance is not provided since the Fund commenced operations in May
2007.



INCOME FUND

Subadviser: Franklin Advisers, Inc.

Investment Objective:     To seek to maximize income while maintaining prospects
                          for capital appreciation.

Investment                Strategies: Under normal market
                          conditions, the Fund invests in
                          a diversified portfolio of debt
                          securities, such as bonds, notes
                          and debentures, and equity
                          securities, such as common
                          stocks, preferred stocks and
                          convertible securities.

The Fund seeks income by selecting investments such as corporate and foreign debt securities and U.S. Treasury bonds, as well as stocks with attractive dividend yields. In its search for growth opportunities, the Fund maintains the flexibility to invest in common stocks of companies from a variety of industries such as utilities, oil, gas, real estate and consumer goods.

The subadviser searches for undervalued or out-of-favor securities it believes offer opportunities for current income and significant future growth. It performs independent analysis of the debt securities being considered for the Fund's portfolio, rather than relying principally on the ratings assigned by the rating agencies. In its analysis, the subadviser considers a variety of factors, including:

-the experience and managerial strength of the company;
-responsiveness to changes in interest rates and business conditions;
-debt maturity schedules and borrowing requirements;
-the company's changing financial condition and market recognition of the change; and
-a security's relative value based on such factors as anticipated cash flow, interest and dividend coverage, asset coverage and earnings prospects.

The Fund may invest up to 100% of total assets in debt securities that are rated below investment grade (sometimes referred to as "junk bonds"), but is not currently expected to invest more than 50% of its total assets in such securities. Securities rated in the top four rating categories by independent rating organizations such as Standard & Poor's ("S&P") or Moody's Investors Service ("Moody's") are considered investment grade. Below investment grade securities, such as those rated BB or lower by S&P, or Ba or lower by Moody's, or unrated, but deemed by the subadviser to be of comparable quality, generally pay higher yields but involve greater risks than investment grade securities.

The Fund may invest up to 25% of its total assets in foreign securities, foreign securities that are traded in the U.S. or ADR's.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk
-Fixed Income Securities Risk (including interest rate and lower rated fixed income securities risk)
-Foreign Securities Risk
-Issuer Risk
-Liquidity Risk

Past Performance
Past performance is not provided since the Fund commenced operations in May
2007.



MID CAP INTERSECTION FUND

Subadviser: Wellington Management Company, LLP

--------------------------------------- ----------------------------------------
Investment Objective:                   To seek long-term growth of capital.
--------------------------------------- ----------------------------------------

--------------------------------------- ----------------------------------------
Investment Strategies:                  Under normal market conditions, the Fund
                                        invests at least 80% of its net assets
                                        (plus any borrowings for investment
                                        purposes) in equity securities of
                                        medium-sized companies with significant
                                        capital appreciation potential. For the
                                        purposes of the Fund, "medium-sized
                                        companies" are those with market
                                        capitalizations, at the time of
                                        investment, within the market
                                        capitalization range of companies
                                        represented in either the Russell MidCap
                                        Index ($[ ] [billion] to $[ ] [billion]
                                        as of [December 31, 2006]) or the S&P
                                        MidCap 400 Index ($[ ] [billion] to $[ ]
                                        [billion] as of [December 31, 2006]).

--------------------------------------- ----------------------------------------

The Fund may invest up to 10% of its total assets in securities of foreign and non-dollar-denominated securities.

The portfolio of the Fund is constructed stock by stock, an investment approach the subadviser refers to as "bottom-up." The Fund combines the subadviser's proprietary fundamental and quantitative research inputs to create a portfolio of holdings within a disciplined framework.

The Fund invests primarily in a diversified portfolio of equity securities based on the combined ratings of the subadviser's Global Industry Analysts and proprietary quantitative stock selection models. Global Industry Analyst ratings are based upon fundamental analysis. Fundamental Analysis of a company involves the assessment of such factors as its business environment, management quality, balance sheet, income statement, anticipated earnings, revenues and dividends, and other related measures or indicators of value.

The subadviser then complements its fundamental research with an internally-developed quantitative analytical approach. This quantitative approach evaluates each security favoring those with attractive valuation and timeliness measures. Valuation factors compare securities within sectors based on measures such as price ratios and balance sheet strength. Timeliness focuses on stocks with favorable earnings and stock price momentum to assess the appropriate time for purchase.

In constructing the portfolio of the Fund, the subadviser analyzes and monitors different sources of active risk including stock-specific risk, industry risk and style risk. The goal of this analysis is that the portfolio remains well-diversified, and does not take large industry and style positions relative to the portfolio's market benchmark as an unintended consequence of bottom-up stock picking.

The Fund may invest in initial public offerings ("IPOs") and exchange traded funds ("ETFs").

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Equity Securities Risk
-ETFs Risk
-IPOs Risk
-Issuer Risk
-Liquidity Risk
-Small and Medium Size Companies Risk

Past Performance
Performance is not provided since the portfolio commenced operations in May
2007.



MUTUAL SHARES FUND

Subadvisers: Franklin Mutual Advisers, LLC

Investment Objective:    To seek capital appreciation, which may occasionally be
                         short-term. Income is a secondary objective.

Investment               Strategies: Under normal market
                         conditions, the Fund invests
                         mainly in equity securities
                         (including convertible securities
                         or securities the subadviser
                         expects to be exchanged for
                         common or preferred stock) of
                         companies of any nation that the
                         subadviser believes are available
                         at market prices less than their
                         value based on certain recognized
                         or objective criteria (intrinsic
                         value).

Following this value-oriented strategy, the Fund invests primarily in:
- Undervalued Securities. Securities trading at a discount to intrinsic value.

And, to a lesser extent, the Fund also invests in:
- Risk Arbitrage Securities. Securities of companies involved in restructurings (such as mergers, acquisitions, consolidations, liquidations, spinoffs, or tender or exchange offers) or that the subadviser believes are inexpensive relative to an economically equivalent security of the same or another company.
- Distressed Companies. Securities of companies that are, or are about to be, involved in reorganizations, financial realigning or bankruptcy.

In pursuit of its value-oriented strategy, the Fund is not limited to pre-set maximums or minimums governing the size of the companies in which it may invest. The Fund currently invests predominantly in mid- and large-cap companies with market capitalization values (share price times the number of common stock shares outstanding) greater than $1.5 billion and a portion of its assets may be invested in small-cap companies.

While the Fund generally purchases securities for investment purposes, the subadviser may seek to influence or control management, or invest in other companies to do so, when it believes the Fund may benefit.

The Fund expects to invest a significant portion (up to 35%) of its assets in foreign securities, which may include sovereign debt and participations in foreign government debt.

The Fund's investments in distressed companies typically involve the purchase of bank debt, lower-rated or defaulted debt securities, comparable unrated debt securities or other indebtedness (or participations in the indebtedness) of such companies. Such other indebtedness generally represents a specific commercial loan or portion of a loan made to a company by a financial institution such as a bank. Loan participations represent fractional interests in a company's indebtedness and are generally made available by banks or other institutional investors. By purchasing all or a part of a company's direct indebtedness, a Fund, in effect, steps into the shoes of the lender. If the loan is secured, the Fund will have a priority claim to the assets of the company ahead of unsecured creditors and stockholders. The Fund generally makes such investments to achieve capital appreciation, rather than to seek income.

When engaging in an arbitrage strategy, the Fund typically buys one security while at the same time selling short another security. The Fund generally buys the security that the subadviser believes is either inexpensive relative to the price of the other security or otherwise undervalued, and sells short the security that the subadviser believes is either expensive relative to the price of the other security or otherwise overvalued. In doing so, the Fund attempts to profit from a perceived relationship between the values of the two securities. The Fund generally engages in an arbitrage strategy in connection with an announced corporate restructuring or other corporate action or event.

The subadviser employs a research driven, fundamental value strategy for the Fund. In choosing equity investments, the subadviser focuses on the market price of a company's securities relative to the subadviser's own evaluation of the company's asset value, including an analysis of book value, cash flow potential, long-term earnings and multiples of earnings. Similarly, debt securities and other indebtedness, including loan participations, are generally selected based on the subadviser's own analysis of the security's intrinsic value rather than the coupon rate or rating of the security. The subadviser examines each investment separately and there are no set criteria as to specific value parameters, asset size, earnings or industry type.

Principal Risks of Investing in this Fund
The principal risks of investing in the Fund, which could adversely affect its NAV and performance, include:

-Active Management Risk
-Credit and Counterparty Risk
-Derivatives Risk
-Equity Securities Risk (including value investing risk)
-Fixed Income Securities Risk
-Foreign Securities Risk
-Issuer Risk
-Liquidity Risk
-Risk Arbitrage Securities and Distressed Companies
-Small and Medium Size Companies Risk

Past Performance
Past performance is not provided since the Fund commenced operations in May
2007.